EXHIBIT 3.2

CERTIFICATE OF CHANGE PURSUANT TO NRS 78.209

1.	Name of Corporation:

Carbon Credits International

2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

50,000,000 common shares, par value $0,001
10,000,000 preferred shares, par value $0.001

4.	The number of authorized shares at the par value, if any, of each class or series, if any, of shares after the change:

100,000,000 common shares, par value $0.0001
10,000,000 preferred shares, par value $0.0001

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

None

6.
The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

None

7.	Effective Date of Filing: Upon filing

8.	Officer Signature: /s/ Hans J. Schulte, President

As filed with the Nevada Secretary of State on April 17, 2008